Exhibit 4.1

This FIFTH AMENDMENT to the Note Purchase Agreement dated as of June 16, 2020 (this “Amendment”), is made and entered into by and among Capstone Turbine Corporation, a Delaware corporation (the “Issuer”), certain subsidiaries of the Issuer and Goldman Sachs Specialty Lending Group, L.P. (as successor in interest to Goldman Sachs Specialty Lending Holdings, Inc.) (the “Purchaser”).

WHEREAS, reference is made to that certain Note Purchase Agreement dated as of February 4, 2019 (as amended by the First Amendment dated as of July 23, 2019, as further amended by the Second Amendment dated as of December 9, 2019, as further amended by the Third Amendment dated as of April 24, 2020, as further amended by the Fourth Amendment dated as of May 14, 2020, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “NPA”), by and among the Issuer, certain subsidiaries of the Issuer party thereto as guarantors, the Purchaser and Goldman Sachs Specialty Lending Group, L.P. (as successor in interest to Goldman Sachs Specialty Lending Holdings, Inc.) as collateral agent;

WHEREAS, capitalized terms used and not defined herein shall have the meanings assigned to such terms in the NPA;

WHEREAS, the Issuer has requested an amendment to the NPA and, subject to the terms and conditions set forth herein, the Purchaser (being the sole Purchaser under the NPA) is willing to do so;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  Amendment. The parties hereto agree that Section 6.21 of the NPA is hereby amended by replacing it in its entirety with the following:

6.21.Equity Issuances.  No Note Party shall, nor shall it permit any of its Subsidiaries to, issue any Capital Stock (other than any issuance the proceeds of which are used for the Payment in Full of the Obligations (including any Yield Maintenance Premium) and other than in connection with the exercise of the Warrants) if such issuance would cause the Section 382 Ownership Shift to exceed (x) until April 1, 2021, 42.0% and (y) thereafter, 40%; provided that such threshold shall be increased to 45.0% if Company amends its Organizational Documents to the satisfaction of Requisite Purchasers such that (i) any transfer of Capital Stock of Company by a “5%  shareholder” (as defined under Section 382 of the Code) that would create an “ownership change” within the meaning of Section 382(g)(2) of the Code shall be null and void ab initio unless specifically approved in writing by Company’s Board of Directors, and (ii) so long as any Obligations are outstanding (other than indemnification and reimbursement claims for which no claims been asserted), Company’s Board of Directors may not provide such approval without the prior written approval of Requisite Purchasers.

SECTION 2.  Representations.  To induce the Purchaser to enter into this Amendment, each Note Party hereby represents and warrants to the Purchaser that:

(a) the execution, delivery and performance by such Note Party of this Amendment (i) are within each Note Party’s corporate or limited liability company power; (ii) have been duly authorized by all necessary corporate, limited liability company and/or shareholder action, as applicable; (iii) are not in contravention of any provision of any Note Party’s certificate of incorporation or formation, or bylaws or other organizational documents; (iv) do not violate any law or regulation, or any order or decree of any

Governmental Authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which any Note Party or any of its Subsidiaries is a party or by which any Note Party or any such Subsidiary or any of their respective property is bound; (vi) do not result in the creation or imposition of any Lien upon any of the property of any Note Party or any of its Subsidiaries; and (vii) do not require the consent or approval of any Governmental Authority or any other person; and

(b) this Amendment has been duly executed and delivered for the benefit of or on behalf of each Note Party and constitutes a legal, valid and binding obligation of each Note Party, enforceable against such Note Party in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting purchasers’ rights and remedies in general.

SECTION 3. Conditions to Effectiveness.

(a) Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Purchaser hereunder, it is understood and agreed that this Amendment shall not become effective, until the following conditions are satisfied:

(i) this Amendment has been duly executed by the Issuer, each other Note Party and the Purchaser;

(ii) the representations and warranties contained in Section 2 hereof and each of the Note Documents are true, correct and complete in all respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true, correct and complete in all respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not apply to any representations and warranties to the extent already qualified or modified by materiality or similar concept in the text thereof; and

(iii) as of the date hereof, no event has occurred and is continuing that would constitute an Event of Default or a Default.

SECTION 4.  Miscellaneous.

(a) Reaffirmation of Obligations. Each Note Party hereby (i) reaffirms all of its obligations owing to the Purchaser under each Note Document and (ii) covenants and agrees that until payment in full of all Obligations, each Note Party shall perform, and shall cause each of its Subsidiaries to perform, all obligations under the NPA, as amended hereby, and the other Note Documents.

(b) Continuing Effectiveness of Note Documents. As amended hereby, all terms of the NPA and the other Note Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Note Parties party thereto and each Note Party reaffirms and ratifies all terms of the NPA, as amended hereby, and the other Note Documents.

(c) Effect of Agreement. Except as set forth expressly herein, all terms of the NPA, as amended hereby, and the other Note Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Note Parties to the Purchaser and Collateral Agent. Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Purchaser under the NPA, nor constitute a waiver of any provision of the NPA. This Amendment shall constitute a Note Document for all purposes of the NPA.
(d) GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(e) No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the NPA and the other Note Documents or an accord and satisfaction in regard thereto.

(f) Costs and Expenses. The Issuer agrees to pay on demand all costs and expenses of the Purchaser in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Purchaser with respect thereto.

(g) Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission, electronic transmission (including delivery of an executed counterpart in .pdf format) shall be as effective as delivery of a manually executed counterpart hereof.

(h) Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the day and year first above written.

ISSUER:

Capstone Turbine Corporation

By:/s/ Darren Jamison

Name:Darren Jamison

Title: President & CEO

GUARANTORS:

Capstone Turbine International, Inc.

By:/s/ Darren Jamison

Name:Darren Jamison

Title: President & CEO

Capstone Turbine Financial Services, LLC

By:/s/ Darren Jamison

Name:Darren Jamison

Title: President & CEO

[Signature Page – Fifth Amendment]

PURCHASER:

GOLDMAN SACHS SPECIALITY LENDING GROUP, L.P. (as successor in interest to Goldman Sachs Specialty Lending Holdings, Inc.)

By:/s/ Justin Betzen

Name:Justin Betzen

Title: Senior Vice President

[Signature Page – Fifth Amendment]